Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of November 19, 2013 (this “Agreement”), by and between Clovis Oncology, Inc., a Delaware corporation (the “Company”), EOS (Ethical Oncology Science) S.p.A., an Italian corporation (“EOS”), each of the Persons listed on Exhibit A hereto (the “Shareholders”);

WHEREAS, the Company purchased all of the issued and outstanding capital stock of EOS pursuant to that certain Stock Purchase Agreement, dated as of November 19, 2013 (the “Stock Purchase Agreement”), between the Company, EOS, the Shareholders and the Shareholders’ Representative;

WHEREAS, pursuant to the Stock Purchase Agreement, the Shareholders are receiving cash in the amount of $10,000,000 and a total amount of 3,713,731 shares of common stock of the Company, par value $.001 per share (“Clovis Common Stock”), issued by the Company;

WHEREAS, the issuance of the shares to the Shareholders by the Company pursuant to the Stock Purchase Agreement has not been registered under applicable United States federal securities laws and, therefore, the shares of Clovis Common Stock that each Shareholder acquires pursuant to the Stock Purchase Agreement will be “restricted securities” under such federal securities laws; and

WHEREAS, the Company has agreed to provide the registration rights provided for in this Agreement to the Shareholders with respect to all of the Registrable Securities (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows:

1. Definitions. Unless otherwise defined herein, the terms below shall have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Automatic Shelf Registration Statement” shall have the meaning given thereto pursuant to Rule 405 promulgated under the Securities Act.

“Acquisition Transaction” means the transactions contemplated by the Stock Purchase Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” shall mean this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted by law to be closed in the City of New York in the State of New York or Milan, Italy.

“Change of Control” means the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions (a) in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) immediately after such transaction, or (b) after which the Shareholders own securities of the Company or the other surviving or resulting entity, as a result of shares in the Company held by such Shareholders prior to such transaction, that are not freely tradable under federal securities laws.

“Closing Date” shall mean the date on which the closing of the Acquisition Transaction occurs.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Indemnified Party” shall mean a Person entitled to be indemnified pursuant to Section 10(a) or (b).

“Indemnifying Party” shall mean a party obligated to indemnify another Person pursuant to Section 10(a) or (b).

“Initial Liquidity Period” means the period commencing on the date on which the Shelf Registration Statement first becomes effective under the Securities Act and ending on December 18, 2013 or such earlier date upon which the closing of an underwritten offering pursuant to Section 3 hereof occurs.

“Majority Holders” shall mean the holders of the majority of Registrable Securities.

“Permitted Transferee” means (a) if such Shareholder is an individual: (i) such Shareholder’s immediate family or a trust or other estate planning vehicle established for the benefit of such Shareholder or any member of such Shareholder’s immediate family, or (ii) upon the death of such Shareholder, such Shareholder’s heirs, (b) if such Shareholder is a partnership, limited liability company or similar entity: (i) its partners or members (in a pro rata distribution), (ii) an affiliated corporation, trust or other business entity under common control with such Shareholder, or (iii) if such Shareholder is a trust, to a beneficiary thereof, or (c) if such Shareholder is a corporation or similar entity: (i) its shareholders or stakeholders (in a pro rata distribution) or (ii) its Affiliates.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, firm, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Prospectus” shall mean any prospectus included in any Registration Statement, as amended or supplemented in any manner, including any prospectus or supplement filed pursuant to Rule 424 under the Securities Act and any free-writing prospectus approved by the Company, including in each case all material incorporated by reference therein.

“Registrable Securities” shall mean (a) the shares of Clovis Common Stock issued pursuant to the Stock Purchase Agreement and held by a Shareholder and (b) any securities issuable or issued or distributed in respect of any of the Clovis Common Stock identified in clause (a) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities: (i) have been disposed of pursuant to a Registration Statement, (ii) are sold pursuant to Rule 144, (iii) with respect to any holder of Registrable Securities, the first day when all Registrable Securities held by such holder could be sold pursuant to Rule 144 during any 90 day period without relying on the Company maintaining current public information as defined in Rule 144, (iv) shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company, or (v) cease to be outstanding.

“Registration Statement” shall mean the Shelf Registration Statement or any Subsequent Registration Statement, together with all amendments and supplements thereto, filed with the SEC to effect the Shelf Registration.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Shareholder” shall mean a Shareholder, and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been validly transferred in accordance with the terms of this Agreement, and, in each case, who continues to be entitled to the rights of a Shareholder hereunder.

“Shelf Registration” shall mean the registration under the Securities Act of the resale of any or all of the Registrable Securities in accordance with methods and distribution set forth in the “Plan of Distribution” section in the Shelf Registration Statement, and Rule 415 under the Securities Act.

“Shelf Registration Statement” shall mean a registration statement on Form S-3 to effect the Shelf Registration, in substantially the form provided to EOS and the Shareholders prior to the consummation of the Acquisition Transaction, together with all subsequent amendments and supplements thereto.

“Subsequent Registration Statement” shall have the meaning given thereto in Section 2(b).

“Transaction 8-K” shall mean a Form 8-K of the Company with respect to the Acquisition Transaction containing all information required to be contained therein, including any financial statements of EOS and any pro forma financial information, and all required exhibits thereto, in substantially the form provided to EOS and the Shareholders prior to the consummation of the Acquisition Transaction.

“Well-Known Seasoned Issuer” shall have the meaning given thereto pursuant to Rule 405 promulgated under the Securities Act.

2. Shelf Registration.

(a) Prior to the Closing Date, the Company shall prepare the Transaction Form 8-K and the Shelf Registration Statement. On the Closing Date and promptly following the consummation of the closing of the Acquisition Transaction, the Company shall file the Transaction 8-K with the SEC. On the Closing Date and promptly following the filing of the Transaction 8-K with the SEC, the Company shall file the Shelf Registration Statement pursuant to General Instruction I.D. of Form S-3 and otherwise in a manner to cause it to be an Automatic Shelf Registration Statement. The Company hereby represents to the Shareholders that it is a Well-Known Seasoned Issuer and eligible to use Form S-3 and that the Shelf Registration Statement will become effective upon the filing thereof with the SEC. The Registration Statement shall contain a Prospectus naming the Shareholders as selling stockholders, and the Company hereby consents to the use from time to time of the then-current Prospectus by each of the Shareholders in connection with the offering and sale of the Registrable Securities covered by the Registration Statement.

(b) During the Initial Liquidity Period, the Company shall use its reasonable best efforts to keep the Registration Statement continuously effective for as long as there shall be any Registrable Securities and shall prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and the Prospectus from containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of all circumstances then existing. Following the Initial Liquidity Period, the Company shall use commercially reasonable efforts to keep the Registration Statement continuously effective for as long as there shall be any Registrable Securities and shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and the Prospectus from containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of all circumstances then existing; provided, however, after the end of the Initial Liquidity Period the Company may delay the filing of any such amendment or supplement for up to ninety (90) days upon notice to the Shareholders in the event that the Company determines in good faith that such amendment or supplement would require the Company to make a disclosure that would be materially detrimental to the Company; provided, that such right to delay a filing shall be exercised by the Company for a period no longer than ninety (90) days in any 12-month period; provided further that in the event of such a delay, each Shareholder shall keep confidential the fact that such delay is in effect unless and until otherwise notified by the Company, except (A) for disclosure to such Shareholder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Shareholder with respect to its investment in the Clovis Common Stock and who agree to keep it confidential and (B) as required by law, rule or regulation. Without limiting the generality of the foregoing, if the Registration Statement is an Automatic Shelf Registration Statement at any time the Company is required to re-evaluate its Well-Known Seasoned Issuer status and the Company determines that it no longer is a Well-Known Seasoned Issuer, the Company shall immediately amend the Registration Statement to convert it to the form of registration statement that the Company is then eligible to use.

(c) The Company shall use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement, and amend such Registration Statement in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional or replacement registration statement providing for the Shelf Registration (a “Subsequent Registration Statement”); provided that no Subsequent Registration Statement shall provide for the registration of any securities other than the Registrable Securities. Prior to the expiration of any Registration Statement, the Company shall file a Subsequent Registration Statement so as to prevent any disruption of or lapse in the Shelf Registration. If a Subsequent Registration Statement is filed, the Company shall use commercially reasonable efforts to (x) cause such Subsequent Registration Statement to become effective under the Securities Act as soon as reasonably practicable after such filing and (y) keep such Subsequent Registration Statement (or another Subsequent Registration Statement) continuously effective with the SEC at all times for so long as there shall be any Registrable Securities; provided, however, after the end of the Initial Liquidity Period, the Company may delay the filing of such Subsequent Registration Statement for up to ninety (90) days in the event that the Company determines in good faith that filing such Subsequent Registration Statement would require the Company to make a disclosure that would be materially detrimental to the Company; provided, that such right to delay shall be exercisable by the Company for a period no longer than ninety (90) days in any 12-month period; provided further that in the event of such a delay, each Shareholder shall keep confidential the fact that a delay is in effect unless and until otherwise notified by the Company, except (A) for disclosure to such Shareholder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Shareholder with respect to its investment in the Clovis Common Stock and who agree to keep it confidential and (B) as required by law, rule or regulation. Any such Subsequent Registration Statement shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form and, if the Company is a Well-Known Seasoned Issuer at the time of the filing thereof, shall be filed pursuant to General Instruction I.D. of Form S-3 and otherwise in a manner to cause it to be an Automatic Shelf Registration Statement.

(d) If requested by a Shareholder and not already reasonably covered by the disclosure in the Prospectus, the Company shall (i) as soon as reasonably practicable incorporate in a prospectus supplement or post-effective amendment such information as is reasonably required to be included therein relating to any proposed sale and distribution of Registrable Securities by such Shareholder, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) as soon as reasonably practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment. If requested by a Shareholder who is a transferee of Registrable Securities, the Company shall as soon as reasonably practicable incorporate in a prospectus supplement or post-effective amendment such information as is reasonably required to add such Shareholder as a selling shareholder in the Prospectus in the place of the transferor Shareholder.

(e) The rights set forth herein in this Section 2, Section 3, Section 4 and Section 6 shall terminate and cease to be available as to any Shareholder at such time as such Shareholder first ceases to own any Registrable Securities.

(f) From the date hereof until the earlier of (x) the date upon which the closing of an underwritten offering pursuant to Section 3 hereof occurs and (y) January 31, 2014, the Company will not, and will instruct its directors, officers, employees, financial advisors, legal counsel, auditors, accountants or other agents not to, directly or indirectly take any action to initiate or pursue any material acquisition, joint venture, financing or similar transaction if doing so would cause the Prospectus to contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of all circumstances then existing if the disclosure of such transaction would be materially detrimental to the Company; provided, nothing in this Section 2(f) shall preclude the Company or any of its agents from responding to a bona fide unsolicited proposal or tender offer or otherwise pursuing or proceeding therewith.

3. Underwriting.

(a) If LuxCapital V. S.a.r.l. (the “Initiating Holder”) intends that any of its Registrable Securities shall be distributed by means of an underwritten public offering, such Initiating Holder will so advise the Company and provide notice to the other Shareholders who may then elect by written notice to the Company and the Initiating Holder to include their

Registrable Securities in such underwritten offering (such Shareholders and the Initiating Holder, the “Participating Holders”). In such event, the managing underwriter to administer the offering will be chosen by mutual agreement of the Participating Holders holding a majority of the Registrable Securities then held by all Participating Holders and the Company. Unless otherwise mutually agreed by the Company and the Participating Holders, the Company and the Participating Holders shall enter into an underwriting agreement in such reasonable and customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting. If the Participating Holders disapprove of the terms of the underwriting, the Participating Holders may promptly elect to withdraw therefrom by written notice to the Company and the managing underwriter. If the managing underwriter in any underwritten offering pursuant to this Section 3 advises the Company that in its reasonable opinion the number of securities requested by the Participating Holders to be included in such distribution exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Participating Holders will include, on a pro rata basis, in such distribution only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price).

(b) The Company shall not be obligated to effect, or to take any action to effect, any underwritten public offering pursuant to this Section 3:

(i) If the Initiating Holder proposes to sell Registrable Securities the aggregate gross proceeds of which would be less than $50,000,000 based on the market price of Clovis Common Stock at the time the Initiating Holder gives notice to the Company to initiate such underwritten public offering;

(ii) After one underwritten public offering contemplated by this Section 3 has been successfully consummated; or

(iii) During the period starting with the later of January 31, 2014 and the date that is sixty (60) days prior to the Company’s good faith estimate of the date of a public offering by the Company of its securities and ending on the date on which all market stand-off agreements applicable to the offering have terminated but not later than one hundred eighty (180) days after the closing of such public offering; provided that throughout such period the Company is actively employing in good faith commercially reasonable efforts to undertake such offering.

(c) If at any time after the end of the Initial Liquidity Period (i) in the good faith judgment of the Company, the undertaking of such an offering would be materially detrimental to the Company and the Company concludes, as a result, that it is in the best interests of the Company to defer such offering at such time, and (ii) the Company shall furnish to the Initiating Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Company, it would be materially detrimental to the Company for such offering to be undertaken in the near future and that it is, therefore, in the best interests of the Company to defer such offering, then the Company shall have the right to defer the undertaking of such an offering for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder, and, provided, that the Company shall not defer its obligation in this manner for more than a total of ninety (90) days in any twelve-month period; provided further that in the event of such a deferral, each Shareholder shall keep confidential the fact that a delay is in effect unless and until otherwise notified by the Company, except (A) for disclosure to such Shareholder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Shareholder with respect to its investment in the Clovis Common Stock and who agree to keep it confidential and (B) as required by law, rule or regulation.

4. Registration Procedures. The Company shall, as expeditiously as possible:

(a) furnish to the Shareholders such number of conformed copies, without charge, of the applicable Registration Statement and each amendment and supplement thereto (including in each case all exhibits), and such other documents necessary for the resale of Registrable Securities pursuant to the Prospectus, as such selling Shareholders may reasonably request;

(b) promptly deliver to each Shareholder, upon written request of such Shareholder, without charge except as provided below, as many copies of the then-current form of the Prospectus as such Shareholder may reasonably request in connection with re-sales by such Shareholder of Registrable Securities; provided that printing expenses incurred in connection with the delivery of Prospectuses by underwriters pursuant to an underwritten public offering contemplated by Section 3 shall be borne by the Participating Holders;

(c) use commercially reasonable efforts to register or qualify the securities covered by the Registration Statement, and keep such registration or qualification effective, under such other securities or blue sky laws of such jurisdictions within the United States as each Shareholder shall reasonably request, and to take any other action which may be reasonably necessary to enable such Shareholder to consummate the disposition in such jurisdictions of the securities owned by such Shareholder; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so;

(d) give prompt written notice to the Shareholders:

(i) when any amendment to the Registration Statement has been filed with the SEC and when any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any written notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make an amendment or supplement to the Registration Statement or the Prospectus so that they do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances under which they were made);

(e) make reasonably available for inspection by the representatives of the Participating Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Initiating Holder or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent for purposes of conducting customary due diligence in connection with the filing of the Registration Statement and any underwritten public offering contemplated by Section 3;

(f) in connection with any underwritten offering, negotiate in good faith and enter into an underwriting agreement with the underwriter or underwriters selected for such underwriting in a form reasonable and customary for transactions of the type of the underwritten offering;

(g) in connection with any underwritten offering, use commercially reasonable efforts to obtain and deliver to the underwriters one or more comfort letters, addressed to the underwriters, dated the date of the underwriting agreement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent registered public accountants (and if necessary, any other independent registered public accountants of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;

(h) in connection with any underwritten offering, use commercially reasonable efforts to provide to the underwriters legal opinions of the Company’s counsel, addressed to the underwriters, dated the date of closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto, the Prospectus and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(i) in connection with any underwritten offering, make appropriate officers of the Company reasonably available to the underwriters for meetings with prospective purchasers of the Registrable Securities and prepare and present to potential investors customary “road show” material in each case in accordance with the recommendations of the underwriters and in all respects in a manner consistent with other issuances of securities in an offering of a similar size to such offering of the Registrable Securities; and

(j) instruct its transfer agent to remove any restrictive legend on Registrable Securities upon notice that such Registrable Securities have been sold under the Registration Statement and shall deliver a new certificate for such Registrable Securities not bearing any restrictive legend promptly and, in any case, no later than two business days after the giving of such notice.

5. Expenses. All expenses incurred in connection with the Shelf Registration and the performance by the Company of its obligations under this Agreement with respect to the Shelf Registration, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company shall be paid by the Company, except that the Shareholders shall bear and pay the underwriting discounts, selling commissions and discounts in connection with any registrations, filings and qualifications made pursuant to this Agreement, any stock transfer taxes applicable to the sale of Registrable Securities and any fees and expenses incurred in respect of counsel or other advisors to the Shareholders; provided, however, notwithstanding the foregoing but subject to the limitations set forth below, all reasonable out-of-pocket expenses incurred in connection with an underwritten offering contemplated hereby (whether or not incurred by the Company) shall be paid by the Participating Holders, including but not limited to: the costs of printing and distributing any Prospectus used in the underwritten offering, fees and disbursements of counsel for the underwriters (if payable by the Company or the Participating Holders), counsel for the Company and counsel for the Participating Holders, all accounting fees (including the expenses of any “comfort” letters) (provided that the expenses with respect to (x) fees and disbursements to counsel to the Company and (y) accounting fees (including the expenses of any “comfort” letters) shall not exceed $160,000 in the aggregate), all out-of-pocket costs and expenses incurred by the Company or its officers in attending “road show” presentations and similar marketing activities, underwriting discounts, selling commissions and discounts, and any stock transfer taxes applicable to the sale of Registrable Securities. To the extent that any expenses which the Participating Holders are required to pay in connection with the underwritten offering remain unreimbursed or unpaid as of the closing of the underwritten offering, the Company and the Participating Holders shall direct the underwriters to deliver to an account identified by the Company at the closing of the underwritten offering, by wire transfer of immediately available funds, the portion of the proceeds from the underwritten offering representing such unpaid and unreimbursed expenses.

6. Rule 144 Information.

For twelve (12) months from the date hereof, the Company will use commercially reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of the Majority Holders, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), to the extent required from time to time to enable the Shareholders to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. For twelve (12) months from the date hereof, upon the reasonable request of a Shareholder selling pursuant to Rule 144, the Company will deliver to such Shareholder a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

7. Shareholders.

(a) Each of the Shareholders shall furnish to the Company such information regarding such Shareholder and its partners and members and its controlling Persons, and the manner of distribution proposed by such Shareholder as the Company may reasonably request in writing and as shall be reasonably requested in connection with any registration, qualification or compliance referred to in Section 2.

(b) Each Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(d)(v), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement and by means of the Prospectus covering such Registrable Securities until such Shareholder’s receipt of the copies of a supplemented or amended Prospectus or until such Shareholder is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

8. Indemnification and Contribution.

(a) To the extent permitted by law, the Company shall indemnify and hold harmless each Shareholder, such Shareholder’s directors and officers and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities (or proceedings in respect thereof), or costs, arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in any Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances under which they were made), (ii) any violation by the Company of the Securities Act, Exchange Act or other federal or state securities law applicable to the Company in connection with the Shelf Registration, any registration or qualification of the Registrable Securities or any resale thereof by the Shareholders pursuant to the Registration Statement and the Prospectus, and the Company shall reimburse each such Person for any reasonable and documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided, further, that the Company shall not be liable to any such Indemnified Party in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, Prospectus or amendment or supplement thereto, based upon and in conformity with written information furnished expressly for use in connection with such registration by any such Indemnified Party. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Shareholder, such Shareholder’s directors and officers or controlling Person, and shall survive the transfer of such securities by such Shareholder.

(b) To the extent permitted by law, each Shareholder shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act and each agent of the Company against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances under which they were made), in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, Prospectus, or amendment or supplement thereto based on and in conformity with written information furnished by or on behalf of such Shareholder expressly for use in connection with such registration; and each such Shareholder shall reimburse any reasonable and documented legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Shareholder (which consent shall not be unreasonably withheld), and provided, further, that the liability of each Shareholder hereunder shall be limited to the aggregate net proceeds received by such Shareholder in connection with the sale of Registrable Securities by such Shareholder.

(c) If the indemnification provided for in this Section 8 from the Indemnifying Party is held by a court of competent jurisdiction to be unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying party and Indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying party and Indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying party or Indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any reasonable and documented legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d) Any Indemnified Party agrees to give prompt written notice to the Indemnifying Party after the receipt by the Indemnified Party of actual knowledge (including by receipt of written notice of the commencement) of any action, suit, proceeding or investigation or threat thereof for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless such failure is materially prejudicial to the Indemnifying Party. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action, or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party; provided that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate counsel for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified party of a release from all liability in respect of such proceeding without its written consent, which consent shall not be unreasonably withheld. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and proceeding resulting therefrom.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement with respect thereto shall control.

(f) The agreements contained in this Section 8 shall survive the transfer of the Registered Securities by any Shareholder and sale of all the Registrable Securities pursuant to any registration statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Shareholder or such director, officer or participating or controlling Person.

9. Miscellaneous.

(a) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(b) Amendments and Waivers; Assignment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Company and the Majority Holders (which amendments shall be binding on all of the Shareholders to the same extent as if such amendments had been executed by such Shareholder). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 9(b) shall be void. No waiver of any of the provisions of this Agreement shall be effective unless such waiver is in writing and signed by the party waiving its rights hereunder or, in the case of the Shareholders, the Majority Holders. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(c) Notice Generally. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

(i) If to any Shareholder, at its last known address appearing on the books of the Company maintained for such purpose.

(ii) If to the Company, at

Clovis Oncology, Inc.

2525 28th Street, Suite 100

Boulder, CO 80301

Attn: Patrick J. Mahaffy

Fax: (303) 245-0361

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: William H. Gump

                 Thomas Mark

Fax: (212) 728-8111

Any party may, from time to time, by notice pursuant to this Section 10(c), designate any other address to which any such notice to such party shall be sent; provided that any such notice shall be deemed to have been delivered upon receipt.

(d) Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any right or obligation or any Shareholder hereunder may be assigned in whole or in part without the prior written consent of the Company and any purported assignment in violation of this provision shall be void; provided, however, that the rights and obligations hereunder of any Shareholder may be assigned, in whole or in part, to any Permitted Transferee who is the transferee of Registrable Securities who agrees in writing, in form reasonably satisfactory to the Company, to be bound by all of the terms hereof. All of the obligations of the Company hereunder shall survive any such transfer. Except as provided in Section 8, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(e) Headings. The headings and subheadings in this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(f) Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, as applied to agreements among New York residents entered into and wholly to be performed within the State of New York (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

(i) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any New

York state or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(ii) Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 10(c) shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

(g) Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(i) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then existing indemnification obligations) shall terminate upon a Change of Control.

(l) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m) Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLOVIS ONCOLOGY, INC.

By:	/s/ Patrick J. Mahaffy
Name:	Patrick J. Mahaffy
Title:	President and Chief Executive Officer

[Registration Rights Agreement]

Luxcapital V. S.a.r.l.

By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik
Title:	Managing Partner of Sofinnova Partners

Cooperatieve Aescap Venture I U.A. (cooperative association)

By:	/s/ Domenico Valerio
Name:	Domenico Valerio
Title:	Authorized Signatory

Principia S.g.r. - Società di gestione del risparmio S.p.A.

By:	/s/ Roberto Mazzei
Name:	Roberto Mazzei
Title:	Chairman

/s/ Silvano Spinelli
Name:	Silvano Spinelli

/s/ Maria Gabriella Camboni
Name:	Maria Gabriella Camboni

/s/ Ennio Cavalletti
Name:	Ennio Cavalletti

/s/ Huh Hoyoung
Name:	Huh Hoyoung

/s/ Jacques Theurillat
Name:	Jacques Theurillat

/s/ Roberta Cereda
Name:	Roberta Cereda

[Registration Rights Agreement]

EXHIBIT A

LuxCapital V S.à r.l.

Cooperatieve Aescap Venture I U.A.

Principia SGR S.p.A.

Silvano Spinelli

Maria Gabriella Camboni

Ennio Cavalletti

Jacques Theurillat

Roberta Cereda

Hoyoung Huh